Exhibit 16.1

[PRICEWATERHOUSECOOPERS LOGO]
PricewaterhouseCoopers LLP Ten Almaden Boulevard Suite 1600 San Jose CA 95113 Telephone (408) 817 3700 Facsimile (408) 817 5050

January 17, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Accuray Incorporated (copy attached), which we understand has been filed with the Securities and Exchange Commission, pursuant to Item 304 of Regulation S-K, as part of the "Change in Accountants" sections of the Form S-1 of Accuray Incorporated. We agree with the statements concerning our Firm in such Form S-1.

Very truly yours,

        /s/ PricewaterhouseCoopers LLP

        On June 1, 2006, with the approval of the board of directors of Accuray Incorporated ("we" or "our"), we dismissed PricewaterhouseCoopers LLP as our independent registered public accounting firm and engaged Grant Thornton LLP as our independent registered public accounting firm. As of June 1, 2006 PricewaterhouseCoopers LLP had not completed its procedures on the annual financial statements of Accuray Incorporated as of and for the fiscal years ended June 30, 2004 and 2005.

        During the period from July 1, 2003 through June 1, 2006, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreements in its reports on our financial statements for such fiscal years.

        During the period from July 1, 2003 through June 1, 2006, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except for a material weakness relating to the misapplication of revenue recognition accounting policies.

        PricewaterhouseCoopers LLP was provided with a copy of the above statements and we requested that it furnish a letter to the Securities and Exchange Commission stating whether or not it agrees with these statements. A copy of PricewaterhouseCoopers LLP's letter will be included as an exhibit to this registration statement.

        During the period from July 1, 2003 through June 1, 2006, neither we nor anyone on our behalf consulted Grant Thornton LLP regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or (2) any matter that was a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K. Grant Thornton LLP has reported on our consolidated financial statements for each of the fiscal years ended June 30, 2004, 2005 and 2006 included in this registration statement.